PERFORMANCE STOCK UNIT AWARD AGREEMENT
(Under the Kaman Corporation
Amended and Restated 2013 Management Incentive Plan)

Name of Participant:    [____________]

No. of PSUs:     [______]

Grant Date:    [____________]

Performance Period:    [____________] through [____________]

This Performance Stock Unit Award Agreement (the “Agreement”) is between Kaman Corporation, a Connecticut corporation (the “Company”), and the Participant named above (the “Participant”), a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of performance-based Restricted Stock Units (“Performance Stock Units”). This Agreement is effective as of the Grant Date set forth above.

The Company wishes to award to the Participant Performance Stock Units representing the opportunity to earn Shares, or cash or other property in lieu of Shares, subject to the terms and conditions set forth in this Agreement, [including, without limitation, the terms and conditions of the Restrictive Covenant Addendum attached hereto, the terms of which are fully incorporated herein,] in order to carry out the purpose of the Company’s Amended and Restated 2013 Management Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Participant hereby agree as follows:

1.    Award of Performance Stock Units.

The Company hereby grants to the Participant, effective as of the Grant Date, an Award of Performance Stock Units for that number of Performance Stock Units set forth above (the “PSUs”), on the terms and conditions set forth in this Agreement and the Plan. Each PSU represents the right to receive one Share, or cash or other property in lieu of one Share, subject to the terms and conditions set forth herein.

2.    Rights with Respect to the PSUs.

The PSUs granted hereunder do not and shall not give the Participant any of the rights and privileges of a shareholder of the Company. The Participant’s rights with respect to the PSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the PSUs lapse, in accordance with Sections 3 or 4 hereof. The Participant’s right to receive Shares, cash payments and other distributions with respect to the PSUs is more particularly described in Section 7 hereof.

3.    Vesting.

(a)    Subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 below, the Earned PSUs (as defined below), if any, shall vest, and the restrictions with respect to the PSUs shall lapse, on the dates and in the amounts set forth in this Agreement if the Participant remains continuously employed by the Company or a Subsidiary until the date the Participant becomes vested in accordance with the terms and conditions of this Agreement.

(b)    The number of PSUs that shall become earned, if any (the “Earned PSUs”), following the end of the Performance Period shall be determined (i) with respect to fifty percent (50%) of the PSUs by multiplying such PSUs by the Relative TSR Earned Percentage, calculated as set forth in Exhibit A to this Agreement, which percentage may range from zero to two hundred percent (200%) and (ii) with respect to the remaining fifty percent (50%) of the PSUs by multiplying the PSUs by the ROIC Earned Percentage, calculated as set forth in Exhibit B to this Agreement, which percentage may range from zero to two hundred percent (200%).

(c)    The Earned PSUs, if any, shall vest on the last day of the Performance Period (the “Vesting Date”).

(d)    The calculations under this Section 3 shall be made by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) following the end of the Performance Period and any vesting resulting from such calculations shall be effective as of the Vesting Date. Any PSUs that do not vest on the Vesting Date pursuant to the terms of Section 3 or 4 hereof shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(c) and (d) hereof, as of the Vesting Date.

(e)    The Committee shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Section 3, which determination shall be final, conclusive and binding on the Participant and the Company.

4.    Termination of Employment; Forfeiture.

If the Participant ceases to be employed by the Company or a Subsidiary prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, the Participant’s rights to all of the PSUs shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(c) and (d) hereof. Notwithstanding the foregoing, the PSUs shall vest subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 below:

(a)    If the Participant’s employment with or other service to the Company or a Subsidiary terminates during the Performance Period because of death or Disability (as defined in Section 22(e)(3) of the Code), then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become vested on a pro rata basis by multiplying a fraction, the numerator of which shall be the number of calendar days from the beginning of the

Performance Period to the date of the Participant’s termination of employment and the denominator of which shall be the total number of calendar days during the Performance Period.

(b)    In the event that the Participant’s employment with the Company or a Subsidiary terminates other than for “Cause” (as defined below) (i) after attaining age 62 with at least five years of employment service or (ii) after attaining age 65 (a “Retirement”) during the Performance Period, then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become vested on a pro rata basis by multiplying a fraction, the numerator of which shall be the number of calendar days from the beginning of the Performance Period to the date of the Participant’s termination of employment and the denominator of which shall be the total number of calendar days during the Performance Period. For purposes of this Agreement, “Cause” means (x) the willful refusal by the Participant to perform proper responsibilities of the Participant’s position with the Company or a Subsidiary, (y) a violation of law by the Participant which adversely affects the assets, financial position or reputation of the Company or a Subsidiary, or (z) a violation by the Participant of any code of ethics, code of conduct or similar policy maintained by the Company or a Subsidiary. A Participant’s service shall be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

5.    Restriction on Transfer.

Except as contemplated by Section 7(a), none of the PSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the PSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the PSUs.

6.    Application of Clawback Policy and Stock Ownership Policy.

The PSUs and any rights to Shares, cash or other property in connection with the PSUs and any other incentive compensation paid to or received by the Participant, including annual cash incentive compensation granted to the Participant under the Plan, are subject to terms and conditions of the Kaman Corporation Compensation Recoupment Policy and any other Company clawback policy and Company minimum stock ownership policy as may be in effect from time to time (the “Policies”). By accepting the PSUs, the Participant voluntarily agrees and acknowledges that: (a) the Policies are part of this Performance Stock Unit Award Agreement, (b) the Company may cancel the PSUs, require reimbursement of Shares, cash or other property acquired under the PSUs or any other incentive compensation paid to or received by the Participant, including annual cash incentive compensation granted to the Participant under the Plan and effect any other right of recoupment as provided under the Plan or otherwise in accordance with the Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, and (c) the Participant may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, the PSUs, or otherwise in accordance with the Policies. The Company’s rights under this Section 6 shall be in addition to its rights under Section 24 of the Plan.

7.    Settlement of PSUs.

(a)    No Shares, or cash or other property in lieu of Shares, shall be issued to the Participant (or the Participant’s beneficiary or, if none, the Participant’s estate in the event of the Participant’s death) prior to the date on which the applicable PSUs vest, in accordance with the terms and conditions set forth in this Agreement.

(i)    Except as otherwise provided in this Section 7(a), the Company shall promptly following the end of the Performance Period, as applicable, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period, as applicable, with respect to PSUs that vest pursuant to Section 3(c) hereof, subject to any applicable withholding taxes pursuant to Section 9 hereof, cause the Shares underlying the Participant’s vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered to the Participant in a manner the Committee deems appropriate, including by a certificate or electronically transfer to the Participant by book-entry (the date of such delivery, the “Settlement Date”). The Committee may, in its sole discretion, elect to deliver to the Participant cash or other property in lieu of the Shares underlying the Participant’s vested PSUs (as adjusted by the applicable Earned Percentage) provided such cash or other property is in an amount equal to the Fair Market Value of such Shares on the Settlement Date.

(ii)    In the event that the Participant’s employment terminates in accordance with the provisions of Section 4(a) or Section 4(b) hereof, the Company shall (x) promptly following the last day of the Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period, with respect to PSUs that vest pursuant to Section 4(a) or Section 4(b) hereof on account of the Participant’s termination of employment with the Company on or prior to the Vesting Date, subject to any applicable withholding taxes pursuant to Section 9 hereof, cause the Shares underlying the Participant’s vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered to the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in a manner the Committee deems appropriate, including by a certificate or electronically transfer to the Participant by book-entry. The Committee may, in its sole discretion, elect to deliver to the Participant, or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, cash or other property in lieu of the Shares underlying the Participant’s vested PSUs (as adjusted by the applicable Earned Percentage) provided such cash or other property is in an amount equal to the Fair Market Value of such Shares on the Settlement Date.

(b)    Notwithstanding the foregoing, any distribution (including any distribution of amounts otherwise described in Sections 7(c) and (d) below) to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Section 409A(a)(2)(B)(i) of the Code (and any applicable guidance thereunder), that constitutes “deferred compensation” under Section 409A of the Code and is on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) shall be made as soon as reasonably practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death) as required to comply with Section 409A of the Code. The Company will not deliver any fractional Share and will not make any cash payment related to any fractional Share; instead, any fractional Share will be eliminated by rounding upward to the nearest whole share if the fractional is 0.5 or greater and otherwise downward to the nearest whole Share. In the event of the Participant’s death after the Participant’s Retirement or termination of employment and before payment, the number of Shares otherwise deliverable and the amount otherwise payable under Section 7(a) shall be delivered or paid, as applicable, to the Participant’s beneficiary or, if none, the Participant’s estate as soon as practicable after the Participant’s death. No transfer by will or the applicable laws of descent and distribution of any PSUs which vest by reason of the Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

(c)    On each date on which Shares, cash or other property in lieu of Shares under Section 7(a) are delivered to the Participant (or the Participant’s beneficiary or, if none, the Participant’s estate in the event of the Participant’s death), the Company shall also deliver to the Participant (or the Participant’s beneficiary or, if none, the Participant’s estate in the event of the Participant’s death) the number of additional Shares, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to the Participant during the period commencing on the Grant Date and ending on the Vesting Date in respect of the Shares that are being delivered to the Participant under Section 7(a) had such shares been issued to the Participant on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the PSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

(d)    On each date on which Shares, cash or other property in lieu of Shares under Section 7(a) are delivered to the Participant (or the Participant’s beneficiary or, if none, the Participant’s estate in the event of the Participant’s death), the Company shall also deliver to the Participant (or the Participant’s beneficiary or, if none, the Participant’s estate in the event of the Participant’s death) a cash payment equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to the Participant during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the Shares that are being delivered to the Participant under Section 7(a) had such shares been issued to the Participant on the Grant Date, without interest, and less any applicable withholding taxes. To the extent that the PSUs are forfeited prior to vesting, the right to receive such cash payment shall also be forfeited.

8.    Adjustments.

In the event of any event described in Section 12 of the Plan, an appropriate adjustment will be made by the Committee in respect of the PSUs under Section 12 of the Plan. Any new or additional or different Shares or securities covered by this Agreement as the result of such an adjustment will be deemed included within the term “PSUs” hereunder and will be subject to the provisions of this Agreement.

9.    Taxes.

(a)    The Participant acknowledges that the Participant will consult with the Participant’s personal tax advisor regarding the income tax consequences of the grant of the PSUs, the receipt of cash payments or other distributions pursuant to Section 7 hereof, the vesting of the PSUs and the receipt of Shares, cash or other property upon the settlement of the PSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee, the Participant may elect to satisfy any applicable tax withholding obligations arising from the vesting of the PSUs and the corresponding receipt of Shares and cash or other payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Shares or cash otherwise to be delivered or paid having a Fair Market Value equal to the minimum statutory withholding amount or such greater amount as may be permitted under applicable accounting standards, or (iii) delivering to the Company Shares having a Fair Market Value equal to the amount of such taxes. The Participant’s election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of Shares that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the PSUs may not exceed such number of Shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the PSUs, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If the Participant does not make a tax withholding election under this Section 9(b), the Company shall withhold Shares, cash or other property as provided in Section 9(b)(ii) above.

(c)    Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries  (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the limitation under this Section 9(c) is applicable shall be determined under the Section 280G Rules set forth in Exhibit C to this Agreement, which shall be enforceable as if set forth in this Agreement.

10.    [Reserved.]

11.    General Provisions.

(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Section 409A of the Code, such Award shall be subject to terms and conditions that comply with the requirements of Section 409A of the Code to avoid adverse tax consequences under Section 409A of the Code.

(b)    Integrated Agreement. This Agreement[, including the Restrictive Covenant Addendum attached hereto,] and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

(c)    Amendment of PSU Award. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee; provided, that no such amendment or modification shall adversely affect the Participant’s material rights under this Agreement without the Participant's consent, except to comply with laws, regulations or rules under Section 18.8 of the Plan.

(d)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving the Participant the right to be retained as an employee of the Company or any Subsidiary. In addition, the Company or any Subsidiary may at any time dismiss the Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(e)    Consent to Transfer of Data. By accepting this Agreement, the Participant hereby consents to the collection, use, disclosure, and transfer (including overseas) of the Participant’s personal data in connection with, or as necessary or appropriate for, the administration of this award and the Plan under which it is issued, including without limitation to Solium Capital LLC and Morgan Stanley Smith Barney LLC (collectively with their respective affiliates, “Shareworks”), service providers which are assisting the Company with the implementation and administration of the Plan. The Company may select one or more different service providers or additional service providers and share personal data with such other service providers in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service providers, with such agreement being a condition to the ability to participate in the Plan and access any Participant portal that may be provided by service provider. Participant hereby agrees that this Section 11(e) shall apply to all other outstanding awards granted to Participant under the Plan, any predecessor plan thereto or the Kaman Corporation 2003 Stock Incentive Plan, including any awards granted pursuant to

Restricted Share Agreements, Non-Statutory Stock Option Agreements, Performance Stock Unit Agreements, and Restricted Stock Unit Agreements, as if this provision were set out in such award agreements.

(f)    Securities Matters. The Company shall not be required to deliver any Shares, or any certificates therefore or book-entry transfer notation thereof, until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(g)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(h)    Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(i)    Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Connecticut, except to the extent preempted by federal law, which shall to the extent of such preemption govern.

(j)    Notices.

(i)    Any notice to the Company pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the President or Secretary of the Company, when deposited in the United States mail, addressed to the President or Secretary of the Company, at the Company’s corporate offices, when delivered to the President or Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.

(ii)    Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

(k)    Offset. Any severance or other payment or benefits to the Participant under the Company’s plans and agreements may be reduced in the Company’s discretion, by any amounts that the Participant owes the Company under Section 6 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under applicable laws.

(l)    Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors.  Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

(m)    Savings Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(n)    Award Agreement and Related Documents. This PSU Agreement shall have no force or effect unless the Participant has been notified by the Company, and identified in the Company’s records, as the recipient of a PSU grant.

YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY [THE RESTRICTIVE COVENANT ADDENDUM ATTACHED HERETO,] THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 6 OF THIS AGREEMENT AND THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT [AND THE RESTRICTIVE COVENANT ADDENDUM ATTACHED HERETO] ELECTRONICALLY WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT [AND THE RESTRICTIVE COVENANT ADDENDUM ATTACHED HERETO] ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR PSU GRANT.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date specified above.
KAMAN CORPORATION

By:    ___________________________________
    Name:
    Title:

PARTICIPANT

_______________________________________
Name:

PERFORMANCE STOCK UNIT AWARD AGREEMENT – EXHIBIT A

RELATIVE TSR PERFORMANCE CRITERIA

Fifty percent (50%) of the PSUs shall become earned based on the Company’s total shareholder return (“TSR”) for the Performance Period relative to the TSRs of the Russell 2000 Companies (as defined below), as determined by the Committee. The PSUs that shall become earned, if any, following the end of the Performance Period shall be determined by multiplying the number of PSUs granted by the “Relative TSR Earned Percentage,” as determined below, provided that the maximum Relative TSR Earned Percentage for the Performance Period shall be [ ]%. Any PSUs that do not become earned at the end of the Performance Period will be forfeited.

The Relative TSR Earned Percentage shall be determined according to the following grid:

Company TSR Relative to the TSRs of the Russell 2000 Companies for the Performance Period	Relative TSR Earned Percentage
Below [ ]th Percentile	[ ]% (Threshold)
[ ]th Percentile	[ ]%
[ ]th Percentile	[ ]%
[ ]th Percentile or Higher	[ ]% (Maximum)

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PSUs that are earned. The criteria in the table above notwithstanding, in the event the Company’s TSR over the Performance Period is negative, the maximum percent of the PSUs to become earned shall be [ ]%.

1.    “Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Russell 2000 Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Russell 2000 Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Russell 2000 Companies will be determined as follows:

P = 1 - R - 1
N - 1
where:
•“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

•“N” represents the number of Russell 2000 Companies as of the Vesting Date, plus the Company.
•“R” represents Company’s ranking among the Russell 2000 Companies.

Relative Total Shareholder Return shall be calculated by the Committee based on the terms set forth in this Exhibit A subject to the Committee’s sole and absolute discretion.

2.    “TSR” means, for the Company and each of the Russell 2000 Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

Example: An illustrative example of a TSR calculation is attached at the end of this Exhibit A.

3.    “Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

4.    “Opening Average Period” means the 20 trading days immediately following [____________].

5.    “Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

6.    “Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

7.    “Closing Average Period” means the 20 trading days immediately preceding [____________].

8.    “Share Value” means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day.

9.    “Russell 2000 Companies” means, for the Performance Period, each company that is in the Russell 2000 Index on the first day of the Performance Period and continues to be a member of such index throughout the full duration of that Performance Period. For the avoidance of doubt, each company that is in the Russell 2000 Index on the first day of the Performance Period and ceases to be in the Russell 2000 Index (or its successor) during the Performance Period for any reason, including due to its bankruptcy or insolvency, shall not be a “Russell 2000 Company” for purposes of this Agreement. In the event the Russell 2000 Index ceases to exist for any reason during a Performance Period, the Committee shall determine in its sole discretion the companies whose TSRs will be used to determine the Company’s Relative Total Shareholder Return for the Performance Period.

A-2

Each Russell 2000 Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non- U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Russell Company shares traded on a foreign exchange will be converted to U.S. dollars.

The following example illustrates the calculation of TSR for the Company with a Performance Period that extends from [____________] to [____________].

Opening Average Share Value ([_______] – [_______])    $[_______]
Closing Average Share Value ([_______] – [_______])    $[_______]
TSR (expressed as percentage)    [_______]%

Opening Average					Closing Average
Date	Closing	Dividend	Accumulated	Share	Date	Closing	Dividend	Accumulated	Share
	Price		Shares	Value		Price		Shares	Value

Average					Average

Note: Above table is for illustrative purposes only. The Closing Average Share Value can only be determined once the Performance Period is completed.
A-3

PERFORMANCE STOCK UNIT AWARD AGREEMENT – EXHIBIT B
ROIC PERFORMANCE CRITERIA
Fifty percent (50%) of the PSUs shall become earned based on the Company’s return on total capital (“ROIC”) for the Performance Period measured against the Target ROIC Achievement (as defined below) for the Performance Period, as determined by the Committee. The PSUs that shall become earned, if any, following the end of the Performance Period shall be determined by multiplying the number of PSUs granted by the “ROIC Earned Percentage,” as determined below, provided that the maximum ROIC Earned Percentage for the Performance Period shall be [ ]%. Any PSUs that do not become earned at the end of the Performance Period will be forfeited.

Average return on total capital will be calculated by the Committee as the simple average of total return on capital achieved by the Company in each of the three years of the Performance Period. For purposes of this calculation, return on capital is defined as earnings before interest and tax (“EBIT”) divided by the sum of total debt (short-term debt, long-term debt and capital leases) plus equity. The “Target ROIC Achievement” for the Performance Period shall be an average return on total capital for the three years of the Performance Period of [ ]%.

The ROIC Earned Percentage shall be determined according to the following grid for the Performance Period of [ ] – [ ]:

Company ROIC Achievement for the Performance Period vs. Target	Company ROIC Target	ROIC Earned Percentage
Below [ ]% Achievement	< [ ]%	[ ]% (Threshold)
[ ]% Achievement	[ ]%	[ ]%
[ ]% Achievement	[ ]%	[ ]%
[ ]% or Greater Achievement	>= [ ]%	[ ]%

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the PSUs that are earned.

If the occurrence of any unbudgeted or unanticipated item during the Performance Period would make fair and equitable measurement of the ROIC for the Performance Period no longer practical, the Committee will adjust and modify the performance goals set forth herein to preserve (but not enhance) the incentives contemplated by this Award Agreement. For purposes of this Exhibit B, unbudgeted or unanticipated items shall include, costs associated with natural disasters, storms or pandemics, foreign exchange variations, changes in accounting principles or tax laws, material litigation costs that could not have been reasonably anticipated in the ordinary course of business, costs of severance or other reductions in force, asset write-downs or impairments, including, but not limited to, goodwill and other intangible assets, capital markets transactions, restructurings or recapitalizations, business combinations or consolidations, divestiture activity, stock splits or reverse splits, extraordinary special stock dividends, rights offerings, spin-offs, or similar transactions. For avoidance of doubt, any adjustment or modification under this paragraph shall
B-1

be made as an exercise of the Committee’s authority under Section 4.2 of the Plan, and shall in no event be treated as an amendment of this Agreement.
B-2

SECTION 280G RULES – EXHIBIT C

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 9(c) are applicable to the Participant.

1.    The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 9(c)) which the Participant receives or is then entitled to receive from the Company or a Subsidiary or Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.    All determinations under Section 9(c) of this Agreement and this Exhibit C will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under Section 9(c) of this Agreement and this Exhibit C and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

3.    If the 280G Firm determines that one or more reductions are required under Section 9(c) of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first)  to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

4.    As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
C-1

5.    The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 9(c) of this Agreement and this Exhibit C.

C-2

[KAMAN CORPORATION
AMENDED AND RESTATED 2013 MANAGEMENT INCENTIVE PLAN
RESTRICTIVE COVENANT ADDENDUM
_______________
The Participant has been granted an Award pursuant to the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the “Plan”). In consideration for granting the Award, the Participant must acknowledge and agree to this Restrictive Covenant Addendum or decline the Award.
_______________
The Participant acknowledges, understands and agrees that by accepting the Award the Participant will be bound by, and will abide by, the Restrictive Covenants set forth below. In the event that the Participant does not wish to abide by the terms of the Restrictive Covenants, the Participant may simply decline the Award. Declining the Award will not have any adverse impact on the Participant’s employment with the Company and its Affiliates. The Participant further acknowledges that the Participant has been provided at least ten (10) business days to review the Restrictive Covenants before accepting the Award and has had the opportunity to consult with legal counsel if the Participant so chooses before executing and accepting this Award Agreement (including the Restrictive Covenants incorporated herein).
If at any time during the term of the Award while the Participant is an employee of or service provider to the Company or its Affiliates, or within twelve (12) months after the termination of Participant’s employment or service, the Participant violates the terms of the Restrictive Covenants, then (i) the unvested portion of the Award shall terminate effective as of the date the Participant entered into such activity (unless the Award is terminated sooner by operation of another term or condition of the Award Agreement or the Plan) and (ii) you shall be required to repay the Company an amount equal to any gains realized upon any vesting or settlement of the Award that occurs during the period beginning 180 days prior to the termination of your employment or any time thereafter. For purposes of this Addendum, the gain realized shall be deemed to be the fair market value of the shares that become vested or settled as of the date of vesting or settlement.
Restrictive Covenants:
The Participant understands that during Participant’s employment or service with the Company and its Affiliates, the Participant will have access to the Company’s and its Affiliates’ confidential information and key business relationships. The Participant agrees, therefore, that the Restrictive Covenants, as set forth below, are reasonable and necessary to protect the interests of the Company and its Affiliates.
ADDENDUM-1

1.    Protection of Confidential Information.
(a)    Definition of Confidential Information. The term “Confidential Information” means any information about the Company’s and its Affiliates’ business or its employees that is not generally known to the public. Examples of Confidential Information include, but are not limited to, information about: customers, vendors, pricing and costs, business strategies and plans, financial data, technology, and business methods or processes used or considered by the Company and/or its Affiliates.
(b)    Nondisclosure and Prohibition against Misuse. During Participant’s employment or service, Participant will not use or disclose any Confidential Information, without the Company’s prior written permission, for any purpose other than performance of Participant’s duties for the Company and its Affiliates.
(c)    Non-Disclosure and Return of Property Upon Termination. After termination of Participant’s employment or service, Participant will not use or disclose any Confidential Information for any purpose. Immediately upon termination of Participant’s employment or service, Participant will return any Confidential Information in Participant’s possession to the Company. If Participant has Confidential Information that has been saved or transferred to any device not owned by the Company and/or its Affiliates, Participant will immediately notify the Company, and make such device available to the Company so that it may remove any Confidential Information from the device.
2.    Protection of Company Interests.
(a)    Definitions.
(i)    “Company’s Business” means the products manufactured, marketed and sold an/or the services provided by any operation of the Company and/or its Affiliates for which the Participant has worked or to which the Participant was assigned or had responsibility (either direct or supervisory), at the time of the termination of the Participant’s employment or service and any time during the twenty-four (24) month period prior to such termination.
(ii)    “Restricted Territory” means the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which the Participant has worked or to which the Participant was assigned or had responsibility (either direct or supervisory) during the twenty-four (24) month period prior to such termination.
(b)    Non-Competition. During Participant’s employment or service and for twelve (12) months after termination of Participant’s employment or service, Participant will not directly or indirectly, on behalf of Participant or in conjunction with any other person or entity:
(i)    own any business (other than less than three percent (3%) ownership in a publicly traded company) that competes with the Company’s Business in the Restricted Territory;
(ii)    work in the Restricted Territory for any person or entity that competes with the Company’s Business, in any role: (1) that is similar to any
ADDENDUM-2

position Participant held with the Company and its Affiliates during the twenty-four (24) months preceding the termination of Participant’s employment or service, or (2) that may cause Participant to inevitably rely upon or disclose the Company’s and/or its Affiliates’ Confidential Information.
(c)    Non-Solicitation of Customers and Employees. During Participant’s employment or service with the Company and for twelve (12) months after termination of Participant’s employment or service, Participant will not directly or indirectly, on behalf of Participant or in conjunction with any other person or entity:
(i)    solicit or accept business from any customer or prospective customer of the Company and/or its Affiliates with whom Participant had contact during the last twenty-four (24) months of Participant’s service or about whom Participant had any Confidential Information, if the products or services that customer intends to purchase are similar to products or services offered by the Company and/or its Affiliates;
(ii)    solicit or hire any employee or independent contractor of the Company and/or its Affiliates, who worked for the Company and/or its Affiliates during the six (6) months preceding termination of Participant’s service, to work for Participant or Participant’s new employer.
For purposes of this section, “solicit” means:
(i)    Any comments, conduct or activity that would influence a customer’s decision to continue doing business with the Company and/or its Affiliates, regardless of who initiates contact; and
(ii)    Any comments, conduct or activity that would influence an employee’s or independent contractor’s decision to resign employment with the Company and/or its Affiliates or accept employment with Participant’s new company, regardless of who initiates contact.
3.    Limitations on Confidentiality. The Participant understands that the foregoing confidentiality provisions do not prohibit Participant from providing truthful information in good faith to any federal, state or local governmental agency, entity or official regarding an alleged violation of federal or state law or regulation or any other disclosures that are protected under the whistleblower provisions of federal or state law. The Participant understands that Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
4.    Injunctive Relief and Attorney’s Fees. The Participant agrees that in the event Participant breaches the Restrictive Covenants, the Company and its Affiliates will be irreparably harmed and entitled to an injunction restraining any further breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security, in addition to any other rights (including clawback and forfeiture) to which the Company and/or its Affiliates are entitled.
ADDENDUM-3

Further, Participant will be responsible for all attorneys’ fees, costs and expenses incurred by the Company and its Affiliates to enforce the Restrictive Covenants. Additionally, any time periods for restrictions set forth in Section 2 above will be extended by an amount of time equal to the duration of any time period during which Participant in violation of the Restrictive Covenants.
5.    Protections for Affiliates. The Restrictive Covenants are intended to benefit all Company Affiliates for which Participant performs services, for which Participant has customer contact or about which Participant receives Confidential Information. Therefore, any Company Affiliate that may be adversely affected by a breach may enforce the Restrictive Covenants regardless of which entity actually employs Participant at the time.
6.    Clawback. The Participant understands and acknowledges that the Award is subject to any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, including any Company policies that may be adopted and/or modified from time to time, and that the Award is subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such policy. By accepting the Award, the Participant agrees and consents to the Company’s application, implementation and enforcement of any such policy.
7.    Subsequent Employment Protocol. During Participant’s employment or service with the Company and for twelve (12) months after termination of Participant’s employment or service, prior to accepting employment with any person or entity, Participant will provide Participant’s prospective employer with a copy of the Award Agreement and this Addendum. Additionally, either before accepting subsequent employment or within twenty-four (24) hours of such acceptance, Participant will notify the Company of Participant’s prospective employer’s name, address and telephone number, and a description of the job duties.
8.    Certifications. The Participant hereby certifies that Participant: (a) has not and will not use or disclose to the Company or its Affiliates any confidential information and/or trade secrets belonging to others, including Participant’s prior employers; (b) will not use any prior inventions made by Participant and which the Company and its Affiliates are not legally entitled to learn of or use; and (c) is not subject to any prior agreements that would prevent Participant from fully performing Participant’s duties for the Company and its Affiliates.
9.    Further Acknowledgements. The Participant acknowledges, understands and agrees that the Restrictive Covenants will apply to the Participant irrespective of the amount the Participant earns under the Award Agreement. The Participant also understands and acknowledges that the Company may recover any gains realized upon vesting or settlement of the Award in the event the Participant breaches the Restrictive Covenants after the Award settles or vests.
10.    Jurisdiction-and Other Specific Requirements. A Participant working in a jurisdiction identified below will be subject to the applicable requirements set forth below:
(a)    California. For employees residing in California at the time of execution of the Award Agreement and this Addendum (including the Restrictive Covenants incorporated herein), Section 2(b), 2(c) of this Addendum shall not apply.
ADDENDUM-4

(b)    Colorado. Section 2(b) of this Addendum does not apply unless the employee who, at the time the covenant not to compete is entered and at the time it is enforced, earns an annualized amount equal to $101,250 as of 2022 (which is adjusted on a yearly basis). Section 2(c) of this Addendum does not apply unless the employee who, at the time the covenant not to solicit is entered and at the time it is enforced, earns an annualized amount equal to $60,750 as of 2022 (which is adjusted on a yearly basis).
The Participant may designate receipt and acceptance of the Award via electronic confirmation in accordance with instructions that accompany an electronic delivery of this Award Agreement by the Company to the Participant.
You must continue employment or service for at least 60 days after the Grant Date and, within that period, acknowledge and agree to the terms of the Award Agreement, including the Addendum containing the Restrictive Covenants. If either of these requirements is not met, the Award will be forfeited.
ACKNOWLEDGED AND AGREED:

Participant

Date]

ADDENDUM-5